Exhibit 10.9

                                   AGREEMENT

     THIS AGREEMENT is made and entered into as of the 31st day of December, 2007, by and between BIOFUEL CAPITAL PARTNERS
(hereinafter referred to as "WCP") and BAYTOWN GREEN ENERGY CONSORTIUM (hereinafter referred to as the "Company").

                                  WITNESSETH:

1. Company does hereby employ WCP to attempt to procure from a reputable lending source, on a best-efforts basis, debt and mezzanine financing in an amount up to Ten Million Dollars and No/100 Dollars ($10,000,000.00), to be secured by contracts, accounts receivable, inventory, equipment, real estate and other assets of Company, and such other collateral as may be required.

2. Company does hereby give and grant to WCP the right to make such preliminary negotiations on behalf of Company with such lending sources as WCP deems necessary or appropriate, in its sole discretion, in order to attempt to procure the referenced financing.

3. In the event that the referenced financing is procured, and a transaction is consummated between Company and a financing source found through WCP's efforts during the term hereof or for a period of one (1) year following the expiration of this Agreement, including any renewals and extensions hereof, WCP shall be paid a fee equal to one percent (1 %) of the total loan.

4. The term of this Agreement shall be for a term of ninety (90) days from the effective due date hereof, and may be extended as may be mutually agreed upon by the parties.

5. Concurrently with the execution of this Agreement, Company shall remit to WCP the sum of One Dollar and No/100 Dollars ($1.00), representing a Deposit Fee. It is understood and agreed that if a lending source offers Company a reasonable proposal which is accepted by Company and a transaction is consummated between Company and said lending source, WCP will, at the time of closing of the transaction, refund said Deposit Fee, less all out-of-pocket expenses incurred in connection with the procurement of the above described loan. Out-of-pocket expenses shall include , but not be limited to, travel expenses, telephone charges, postage, photocopying charges and the like. If a reasonable proposal is accepted but a transaction is not consummated, then, in such event, WCP shall be entitled to retain the Deposit Fee. The term "reasonable proposal" as used herein shall include any proposal offered to Company the terms of which are more favorable to Company than those of its present lending source.

6. If Company shall terminate this Agreement prior to the expiration of its term (including any renewals or extensions hereof) for any reason whatsoever, WCP shall be entitled to retain the Deposit Fee.

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7.     If, at the expiration of the term of this Agreement, including any renewals and extensions hereof, WCP, based on its good faith efforts and due diligence, determines that it is unable to procure the financing the subject hereof, then, in such event, WCP shall be entitled to retain the Deposit Fee and shall provide Company with a complete accounting of the out-of-pocket expenses incurred in connection herewith.

8. If at any time it is determined that the information provided to WCP by Company is so inaccurate as to be misrepresenting of the true affairs in connection herewith, this Agreement shall be terminated and WCP shall be entitled to retain the Deposit Fee.

9      Company agrees to indemnify WCP and to hold WCP harmless from and against any and all claims, causes of action, demands, damages, liabilities, obligations, duties or suits of whatever kind or nature, whether heretofore or hereafter accruing, whether now known or not known to the parties, for or because of any matter or thing done, omitted or suffered to be done by WCP in any way, directly or indirectly, or arising out of any of the matters described herein.

EXECUTED effective as of the date and year first above written.


     BIOFUEL CAPITAL PARTNERS



By:  \s\ Barry D. Cohen
     ------------------
     Barry D. Cohen, President

BAYTOWN GREEN ENERGY CONSORTIUM


By:  \s\ John Rivera
     ---------------
Name:  John Rivera
Title:  President and CEO